Exhibit 10.80

Mr. Peter J. Aranow
March 23, 1999

[PLAYERS INTERNATIONAL, INC. LETTERHEAD]

March 23, 1999



Mr. Peter J. Aranow
Players International, Inc.
Citicenter Building, Suite 800
1300 Atlantic Avenue
Atlantic City, NJ  08401


Re:  Employment Agreement

Dear Peter:

As you know, your Employment Agreement with Players International, Inc. (together with its successors in interest, the "Company") dated as of August 1, 1996, as amended by the Restated Amendment dated as of January 29, 1999 (collectively, the "Employment Agreement"), will not be extended beyond its expiration on March 23, 1999.

This letter agreement supplements your Employment Agreement with respect to the payments and benefits which you are entitled to receive upon your termination of employment from the Company on March 23, and thereafter, if a Change in Control occurs with any entity referenced on Exhibit C to this letter (a "Completed Change of Control Transaction"). This letter also sets forth our agreement as to the terms and conditions on which you are being retained to provide consulting services to the Company following your termination of employment. Defined terms not otherwise defined in this letter shall have the same meaning as set forth in your Employment Agreement.

          A.  Termination Arrangements

We are confirming that, subject to your executing and not revoking the release attached as Exhibit A (the "Release") and subject to your compliance with the confidentiality and non-competition covenants of Paragraph 10 of the Employment Agreement, you will be entitled to the following payments under the Employment Agreement within three business days after the expiration of the revocation period for the Release unless otherwise indicated below:

1. Any unpaid base compensation, earned or accrued, through your date of termination.

2. A lump sum cash payment equal to your base compensation payments, at the rate in effect at the time of termination, that would have been paid for a period of six months following termination of your employment, with no reduction for present value. This amount totals $150,000.

3. A lump sum cash payment representing the balance of your annual performance bonus for the Company's fiscal year ended
     March 31, 1999, in an agreed amount of $20,000.

4. Reimbursement for expenses incurred but not yet reimbursed as of March 23, 1999 as provided in Paragraph 8 of your Employment Agreement.

5. The immediate vesting of all unvested Company stock options held by you, with the rights provided in Paragraph 9(c)(v) of the Employment Agreement and, if a Change in Control Transaction thereafter occurs, Paragraph 9(d) of your Employment Agreement. Notwithstanding the foregoing, you agree that upon a Change in Control (as defined in the Employment Agreement), the Company may, if required by the Change in Control agreement, require that you surrender for cancellation all of your outstanding options and stock appreciation rights in exchange for a cash payment equal to the amount (if any) by which the Change in Control Price of the stock underlying your options and stock appreciation rights exceeds the applicable option price (or base price, in the case of stock appreciation rights), and, in that event, all such options and stock appreciation rights will be canceled (without regard to whether the fair market value of the stock exceeds the option price or base price at such time).

6. Any other compensation and benefits to which you may be entitled with respect to your service before March 23, 1999 under applicable plans, programs and agreements of the Company.

7. Continuation of coverage under the employee benefit programs listed on Exhibit B through September 22, 1999 (except that, in lieu of continued coverage, the Company may elect to make a payment to you equal to the Company's cost of such coverage without regard to tax effect (a "Benefit Commutation Payment")). The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), shall commence, as applicable, on (i) September 23, 1999, (ii) such earlier date as the Company shall have made a Benefit Commutation Payment to you, or (iii) notwithstanding clause (ii) above, if a Completed Change in Control Transaction occurs, upon the expiration of the period for which continued
     Employee   Benefits  are  required  to  be  provided   under
     Paragraph 9(d) of your Employment Agreement, or on such earlier date as the Company shall have made a Benefit Commutation Payment with respect to such Paragraph 9(d) benefits.

8. The Merger Agreement with Jackpot dated February 9, 1999 is a "Pre-October 1999 Agreement" for purposes of Paragraph 9(d) of the Restated Amendment. Thus, you will retain the right to receive the Change in Control benefits provided under Paragraph 9(d) of the Employment Agreement with respect to the Jackpot transaction if it occurs and any other Completed Change in Control Transaction if it does not. Thus, you will receive the following additional payments upon the occurrence of a Completed Change in Control Transaction:

     (a) A lump sum payment equal to the Present Value of the Base Compensation that would be due you for a period of 36 months following your termination of employment, determined on the basis of the average Base Compensation paid to you for 36 months preceding March 24, 1999, determined by treating the payment called for by paragraph 1 above as though it were made on March 23, 1999. This payment shall be reduced by any payments made to you under paragraph 2 above.

     (b) A lump sum payment equal to the Present Value of the aggregate performance bonus amounts that you received for the period of 36 months preceding March 24, 1999, determined by treating the payment called for by paragraph 3 above as through it were made on March 23, 1999.

     (c) The immediate vesting of all Company stock options then held by you, with the ability to exercise the options for the period set forth in Paragraphs 9(c)(v) and 9(d) of the Employment Agreement (subject to the inapplicability of the last sentence of Paragraph 5 above).

     (d) Continuation of coverage under the employee benefit programs described on Exhibit B during the 36-month period following the Change in Control, reduced by a period equal to the period with respect to which you receive continued coverage, or a Benefit Commutation Payment, under the first sentence of paragraph 7 above (except that, in lieu of continued coverage, the Company may elect to make a Benefit Commutation Payment to you). The COBRA health care continuation coverage period under Section 4980B of the Code shall commence upon the date determined in clause (iii) of the last sentence of paragraph 7 above.

     (e) The foregoing benefits will be limited as provided in Paragraph 9(d) of the Employment Agreement with respect to Section 280G of the Code.

9. All of the foregoing payments will be made subject to any required tax withholding.

10. Your rights under your Employment Agreement shall continue in effect for the period set forth in Paragraph 18 thereof.

          B.  Consulting Arrangements

The following paragraphs set forth our agreement as to the terms and conditions upon which you are being retained to provide consulting services to the Company (the "Consulting Arrangement"). The terms of your Consulting Arrangement are included in this letter as a matter of convenience and the Consulting Arrangement described below is separate and independent from your Employment Agreement and the preceding provisions of this letter which supplement your Employment Agreement.

1. Unless sooner terminated as provided in paragraph 4 below, you will provide consulting services on matters within your expertise from March 24, 1999 through the date of the Special Meeting of the Company's Stockholders to approve the Change in Control transaction with Jackpot Enterprises, Inc. (the "Stockholders Meeting"). The actual period over which consulting services are provided under the Consulting Arrangement is referred to below as the "Consulting Period".

2. Your services will be provided at the request of the Company's Chief Executive Officer. In general, your services during the Consulting Period will not exceed an average of two days per week. If at the end of the Consulting Period, you have performed consulting services for more than an average of two days per week, your compensation as provided in Paragraph 3 below will be appropriately adjusted. Except as provided in the following sentence, you may provide such services at times and places which are reasonably convenient to you so as not to interfere with any employment or self-employment which you may pursue following your termination of employment from the Company. However, provided the Company gives you reasonable advance notice, taking into account your actual obligations and prior commitments to employment and self-employment, you agree to use your best efforts to provide your services at such sites and times as are requested by the Chief Executive Officer.

3.   Unless  otherwise agreed in writing, you will be compensated at the rate of $5,000 per month, payable in arrears on the 30th day following your termination of employment and on the corresponding day of each succeeding month through the date of the Shareholder's Meeting, unless the Consulting Arrangement is terminated earlier as provided in Paragraph 4 below. If the Consulting Arrangement is terminated prior to a monthly payment date, the final payment will be pro-rated based on the number of days from the beginning of the most recent monthly payment period until the date of termination. All such payments will be made regardless of the number of days during any month that the
     Company  requests that any services be provided.   All  such
     payments will be made without withholding for taxes, which shall be your sole responsibility.

4.   Either  you  or  the  Company may terminate  the  Consulting
     Arrangement on 30 days prior written notice to the other, delivered in the same manner as provided under Paragraph 21 of your Employment Agreement.

5. You shall not be entitled to participate in any Company employee benefit plans as a result of payments for consulting services; provided, however, that this shall not affect your entitlement to Employee Benefits as set forth in Paragraphs 7 and 8(d) of Part A of this letter.

6. You shall be entitled to indemnification by the Company until the expiration of the Consulting Period on the same basis as set forth in Paragraph 12 of your Employment Agreement, notwithstanding that your employment will terminate on March 23, 1999. The foregoing provisions of this Paragraph 6 shall be in addition to and shall in no way limit any rights which you may have under (i) Nevada Revised Statutes, Title 7, Chapter 78.751,
     (ii) Article IX of the Company's Capital By-Laws, (iii) your Employment Agreement, (iv) the Agreement and Plan of Merger dated as of February 8, 1999 among the Company, Jackpot Enterprises, Inc. and JEI Merger Corp., and (v) all directors' and officers' and all other liability insurance policies maintained by the Company.

7.   The   Company  will  continue  to  reimburse  you  for   all
     reasonable expenses which you incur prior to the termination of this Consulting Arrangement on matters relating to the Company on the same basis as was being done immediately prior to your termination of employment.

Sincerely,

PLAYERS INTERNATIONAL, INC.



By:___________________________________
   Chief Executive Officer



Agreed and Accepted:



_________________________               Date:_______________
Peter J. Aranow